EXHIBIT 16

                [Letterhead of Arthur Andersen LLP appears here]

January 12, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

We have read Item 4 included in the attached Form 8-K dated January 6, 1995, of Battle Mountain Gold Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

By: /s/ J. R. SULT
        J. R. Sult

Copy to:  Mr. R. Dennis O'Connell
          Battle Mountain Gold Company